Exhibit 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q2 Results and Status of Acquisitions

•	Revenues of $819.9 million, compared to $914.4 million in Q2 2010

•	Net income of $19.7 million, compared to $32.7 million in Q2 2010

•	Diluted EPS of $0.41, compared to $0.66 in Q2 2010

•	Backlog at $5.0 billion; $6.6 billion as of July 1, 2011

•	Reduced 2011 guidance ranges: Revenues $3.6 to $3.9 billion and EPS $2.00 to $2.20

•	Acquisitions expected to add $1.05 to $1.15 to EPS in 2012

Sylmar, CA –August 4, 2011 - Tutor Perini Corporation (NYSE: TPC)(the “Company”), a leading civil and building construction company, today reported results for the second quarter ended June 30, 2011.

Second Quarter and Six Month Results
Revenues from construction operations were $819.9 million for the second quarter of 2011, as compared to revenues of $914.4 million for the second quarter of 2010. Net income was $19.7 million for the second quarter of 2011, as compared to net income of $32.7 million for the second quarter of 2010. Diluted earnings per common share were $0.41 for the second quarter of 2011, as compared to diluted earnings per common share of $0.66 for the second quarter of 2010.

Revenues from construction operations were $1.44 billion for the first six months of 2011, as compared to revenues of $1.78 billion for the first six months of 2010.  Net income was $26.6 million for the first six months of 2011, as compared to net income of $53.7 million for the first six months of 2010. Diluted earnings per common share were $0.56 for the first six months of 2011, as compared to diluted earnings per common share of $1.09 for the first six months of 2010.

The decrease in operating results from the second quarter and the first six months of 2010 primarily reflects the substantial completion of large public works and hospitality and gaming projects in the Building and Civil segments, an overall lag in the timing of the start-up of new work in backlog, and increased interest expense associated with the Company’s senior unsecured notes, issued in October 2010.

At June 30, 2011, working capital was $699.4 million, an increase of $106.5 million from $592.9 million at December 31, 2010.  On August 3, 2011, the Company amended its existing credit agreement, increasing the revolving credit facility by $40 million to $300 million and adding a new $200 million term loan to finance recent acquisitions.  Any outstanding loans under the revolving credit facility mature in August 2016, while the term loan includes annual payments of principal and interest over a five-year period. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog at $5.0 billion
The backlog of uncompleted construction work at June 30, 2011 was $5.0 billion, an increase of $0.8 billion from backlog reported at March 31, 2011 and an increase of $0.7 billion from $4.3 billion reported at December 31, 2010. New contract awards and adjustments to contracts in process during the second quarter of 2011 added approximately $1.6 billion to backlog, which includes the addition of approximately $0.8 billion of backlog assumed through the acquisitions of Anderson Companies (“Anderson”) and Frontier-Kemper Constructors, Inc. (“Frontier-Kemper”).  Additions to new work during the second quarter of 2011 include a $147 million railway substation and structures in New York, an $86 million highway improvement project in Delaware, a $76 million courthouse in Philadelphia, and a $73 million aircraft parking apron at Andersen Air Force Base in Guam.

On July 1, 2011, subsequent to the completion of the second quarter, we acquired approximately $1.6 billion of backlog as a result of the acquisitions of Lunda Construction Company (“Lunda”) and GreenStar Services Corporation (“GreenStar”).

Outlook
Guidance for the full year of 2011 for revenues and diluted earnings per common share have been reduced to reflect current economic conditions resulting in reduced levels of new work acquired during the first half of 2011.  Previously, revenues and earnings per share were estimated to be $4.2 to $4.7 billion and $2.20 to $2.40, respectively.  Currently, revenues are estimated to be in the range of $3.6 to $3.9 billion and diluted earnings per common share are estimated to be in the range of $2.00 to $2.20 per share.

Ronald Tutor, Chairman and CEO, said: “During the past few months we wrapped up our major acquisition strategy, closing Anderson and Frontier-Kemper in the second quarter; and Lunda and GreenStar on July 1, 2011.  With these recent acquisitions, we have now accomplished our goal to be more diversified in construction end markets and to have an expanded geographic reach with enhanced capabilities to self-perform more work for our customers.  We believe the combined company is very well positioned to capitalize on opportunities with the expectation that the U.S. economy, and the associated impact on our industry, will improve in 2012.  The acquisitions completed over the last 9 months are expected to be accretive this year and add an estimated $1.05 to $1.15 of earnings per share in fiscal 2012.”

2nd Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, August 4, 2011, to discuss the Company’s second quarter 2011 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-783-2142 and enter the pass code 94794180. International callers should dial 857-350-1601 and enter the pass code 94794180.

If you are unable to participate in the call at this time, a replay will be available on Thursday, August 4, 2011 at 4:30 PM Pacific Time, through Thursday, August 11, 2011 at 9:00 PM Pacific Time. To access the replay dial 888-286-8010 and enter the replay code 37210501. International callers should dial 617-801-6888 and enter the replay code 37210501.

About Tutor Perini Corporation
Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE)
Summary of Consolidated Operations
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Building	$599,977	$663,157	$1,040,406	$1,349,441
Civil	141,442	197,431	270,267	322,091
Management services	78,439	53,788	124,474	107,919
TOTAL REVENUES	$819,858	$914,376	$1,435,147	$1,779,451

Gross profit	$87,210	$98,912	$149,673	$175,045
General and administrative expenses	50,175	43,061	94,125	85,037
Income from construction operations	37,035	55,851	55,548	90,008
Other income (expense), net	1,232	(1,102)	785	(757)
Interest expense	(7,252)	(3,244)	(14,407)	(4,765)
Income before income taxes	31,015	51,505	41,926	84,486
Provision for income taxes	(11,321)	(18,780)	(15,303)	(30,828)
NET INCOME	$19,694	$32,725	$26,623	$53,658

BASIC EARNINGS PER COMMON SHARE	$0.42	$0.67	$0.56	$1.09

DILUTED EARNINGS PER COMMON SHARE	$0.41	$0.66	$0.56	$1.09

Weighted average common shares outstanding:
Basic	47,183	49,001	47,142	49,013
Effect of dilutive stock options and restricted stock units outstanding	776	535	769	436
Diluted	47,959	49,536	47,911	49,449

Selected Balance Sheet Data
(Unaudited)
(In thousands)

	June 30,	December 31,
	2011	2010
Total assets	$3,139,357	$2,779,220
Working capital	$699,393	$592,928
Long-term debt, less current maturities	$605,969	$374,350
Stockholders' equity	$1,347,035	$1,312,994

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800

Or

Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer